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UNITED STATES
SECURITIES AND EXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 14, 2006

BIG SKY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750, 440 - 2 Avenue S.W., Calgary, Alberta, Canada T2P 5E9
(Address of principal executive offices)	(Zip Code)

403.234.8885
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 9, 2006, Big Sky Energy Corporation (the “Company”) retained the services of a private, independent, third-party consulting firm to assist the Company with regard to certain title and other issues that have arisen as to certain of the Company’s hydrocarbon properties (the “Services”) located in Kazakhstan, given the difficulties and challenges the Company has faced and had to contend with (as previously reported).

The Company has issued options to the consulting firm to purchase up to 25 million shares of the Company’s common stock, which grant the right to the consulting firm, dependent on their success in delivering the Services and, thus, in securing clear title to these blocks. The options are exercisable after a period of six (6) months from their grant, have an exercise price equal to the five (5) day weighted average closing bid price of the Company’s stock prior to June 9, 2006 and are resaleable after exercise and payment therefore upon either expiration of a period of one (1) year from the date of exercise or upon the necessary Form SB-2 Registration Statement becoming effective, whichever is the earlier. Also, upon the successful completion of the Services, the consulting firm shall be deemed to have acquired an indirect participating interest in such hydrocarbon properties. The parties have agreed to subsequently convert the value of the consulting firm’s interest in such hydrocarbon properties into common shares of the Company.

If, however, the Services are not successfully completed within six (6) months from the date of the agreement, the options shall immediately terminate with no further rights.

Item 5.02 – Election of Director

On June 9, 2006, the Company expanded the number of authorized members of its Board of Directors to nine (9) in anticipation of the appointment of a nominee of consulting firm referenced in Item 1.01 above to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:       June 14, 2006

BIG SKY ENERGY CORPORATION

By:  /s/  S. A. (Al) Sehsuvaroglu

Name:

Mr S.A. (Al) Sehsuvaroglu

Title:

President, Chief Executive Officer and Director